UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESMARK INC. FACT SHEET

JULY 2006

About Esmark Inc.

Headquartered in Chicago and founded in 2003 by James P. Bouchard and Craig T. Bouchard, Esmark Incorporated (“Esmark”) is a privately held, value-added provider of steel services. Esmark is a leader in the consolidation of the U.S. steel service center business. The company has grown by acquiring 9 Midwest-based steel companies, most of which were established multigenerational family owned businesses. These companies have all continued independently under their historic identities, with the strong support of Esmark as the parent company. Today, Esmark has a large share of the flat rolled steel distribution market in the Midwest of the United States. Its operating strategy has become known for its innovative approach and risk management effectiveness. Esmark’s annualized revenues are currently in excess of $570 million per year.

Esmark is one of the fastest growing steel companies in the world. The company purchases more than 750,000 tons of value-added steel products annually, including cold-rolled, hot dipped galvanized and hot rolled pickled and oiled products. As the largest independently-owned non-automotive electricgalvanizing company in North America, Esmark has the capacity to produce more than 350,000 tons of electricgalvanized steel annually. The company processes more than 600,000 tons of value-added, just-in-time material. Esmark continues to pursue acquisitions of service center businesses as part of its core strategy and is negotiating the potential acquisition of two companies with important distribution assets.

Esmark has a core customer base of more than 2,000 customers in the Midwest engaged in the industrial, commercial, construction and residential industries.

Esmark is proud of its fine relationship with the United Steel Workers of America.

Esmark’s largest institutional investor is Franklin Mutual Advisers, LLC, one of the largest and most reputable investors in the steel industry as well as in the global community of investment fund managers.

Esmark’s financial advisor is JP Morgan.

Esmark Management Team & Their Histories

James P. Bouchard – Chairman & CEO

Metron, Ryerson, US Steel, US Steel Europe, Esmark

Craig T. Bouchard – President & CFO

First National Bank of Chicago, Numerix, Esmark

Tom Modrowski – Chief Operating Officer

US Steel, Esmark

Mike Ogrizovich – Executive Vice President

Inland, Beta, Arcelor, Esmark

Key Financials

•	Projected pre-tax income of $32 million in 2006

•	Projected pre-tax income of $39 million in 2007

•	Consistently profitable

•	No long-term debt

•	Audited by Grant Thornton

Core Strategy

•	Be known as a company that delivers unparalleled quality of customer service

•	Achieve leadership in the consolidation of the steel services industry

•	Maintain balance sheet strength superior to the company’s competitors

•	Cultivate and invest in a multi-disciplinary management team trained in mill and service center operations, sales, strategy, finance and engineering

•	Maintain lean inventories, operate close to maximum capacity utilization, and continually improve J.I.T. delivery

•	Highly-skilled workforce and streamlined facilities to achieve maximum productivity

Timeline of Acquisitions

Subsidiaries & Strategic Partners

Esmark & Wheeling-Pittsburgh Corporation: A Great Combination

This fact sheet contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include but are not limited to the success of future acquisitions of service center businesses, the achievement of prospective earnings in light of uncertainties in the steel industry such as cyclical demand and dependence on suppliers for raw materials, and the success of Esmark’s proposed merger with Wheeling-Pitt.

Esmark Incorporated, together with the other participants as indicated below, intend to file with the Securities and Exchange Commission (“SEC”), a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark urges Wheeling-Pitt shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pitt. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the proxy statement without charge upon request made to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark Incorporated, the Bouchard Group LLC, James P. Bouchard, Craig T. Bouchard, Franklin Mutual Advisers, LLC and other director nominees included in the proxy statement to be filed with the SEC.